                          AGREEMENT AND PLAN OF MERGER

                           dated as of March 17, 1998

                                 by and between

                               LPA INVESTMENT LLC

                                       AND

                           VESTAR/LPA INVESTMENT CORP.

                                TABLE OF CONTENTS
                                                                                                               Page
                                                                                                               ----

ARTICLE I - THE MERGER............................................................................................1
         1.1.   The Merger.  .....................................................................................1
         1.2.   Effective Time....................................................................................2
         1.3.   Closing...........................................................................................2

ARTICLE II - CERTIFICATE OF INCORPORATION AND BYLAWS
  OF THE SURVIVING CORPORATION....................................................................................2
         2.1.   Certificate of Incorporation......................................................................2
         2.2.   The Bylaws........................................................................................2

ARTICLE III - DIRECTORS AND OFFICERS OF
  THE SURVIVING CORPORATION.......................................................................................3
         3.1.   Directors.........................................................................................3
         3.2.   Officers..........................................................................................3

ARTICLE IV - MERGER CONSIDERATION; CONVERSION OR
  CANCELLATION OF SHARES IN THE MERGER............................................................................3
         4.1.   Consideration for the Merger; Conversion or Cancellation of Shares
                in the Merger.....................................................................................3
         4.2.   Payment for Shares and Options in the Merger......................................................8
         4.3.   Dissenting Shares................................................................................10
         4.4.   Closing of Stock Transfer Books..................................................................11

ARTICLE V - REPRESENTATIONS AND WARRANTIES.......................................................................11
         5.1.   Representations and Warranties of the Company....................................................11
                (a)   Corporate Organization and Qualification...................................................11
                (b)   Capitalization.............................................................................11
                (c)   Director and Stockholder Approvals.........................................................13
                (d)   Authority Relative to This Agreement.......................................................13
                (e)   Consents and Approvals; No Violation.......................................................14
                (f)   Litigation.................................................................................14
                (g)   Financial Statements.......................................................................15
                (h)   Absence of Certain Changes or Events.......................................................16
                (i)   Employment Agreements......................................................................16
                (j)   Brokers and Finders........................................................................16
                (k)   Taxes......................................................................................17
                (l)   Employee Benefits..........................................................................18
                (m)   Intellectual Property......................................................................20
                (n)   Certain Contracts..........................................................................20

                (o)   Compliance with Applicable Law.............................................................21
                (p)   Title to Properties; Encumbrances..........................................................21
                (q)   Insurance..................................................................................23
                (r)   Environmental Matters......................................................................23
                (s)   Change in Control..........................................................................24
                (t)   SEC Documents..............................................................................24
                (u)   Management Consulting Agreement............................................................24
                (v)   State Takeover Statutes....................................................................24
                (w)   Disclaimer.................................................................................25
                (x)   Conflicts of Interest......................................................................25
         5.2.   Representations and Warranties of Investor.......................................................25
                (a)   Corporate Organization and Qualification...................................................25
                (b)   Authority Relative to This Agreement.......................................................26
                (c)   Consents and Approvals; No Violation.......................................................26
                (d)   Brokers and Finders........................................................................27
                (e)   No Prior Activities........................................................................27
                (f)   Litigation.................................................................................27
                (g)   Purchase for Investment....................................................................27
                (h)   Adequate Funds.............................................................................27
                (i)   Closing Date Capitalization of Investor/Surviving Corporation..............................27

ARTICLE VI - ADDITIONAL COVENANTS AND AGREEMENTS.................................................................28
         6.1.   Conduct of Business by the Company...............................................................28
         6.2.   Meeting of Stockholders..........................................................................29
         6.3.   Reasonable Efforts...............................................................................30
         6.4.   Notices and Consents.............................................................................30
         6.5.   Access to Information............................................................................31
         6.6.   Publicity........................................................................................31
         6.7.   Directors' and Officers' Indemnification and Insurance...........................................31
         6.8.   Representations and Warranties...................................................................32
         6.9.   Further Assurances...............................................................................32
         6.10.    Books and Records; Personnel...................................................................32
         6.11.    Litigation Support.............................................................................32
         6.12.    Stockholders Agreement.........................................................................33
         6.13.    Acquisition Proposals..........................................................................33
         6.14.    Cancellation of Stockholders' Agreement and Subscription Agreements............................33
         6.15.    Delivery of Financial Statements...............................................................33
         6.16.    Joinder Agreement.  ...........................................................................34
         6.17.    Participation in Certain Resales...............................................................34
                (a)   Payment of Additional Consideration........................................................34
                (b)   Termination of Obligations.................................................................34
                (c)   Defined Terms..............................................................................34
         6.18.    Cancellation of Outstanding Debt...............................................................35

ARTICLE VII - CONDITIONS.........................................................................................35
         7.1.   Conditions to the Obligations of Investor and Newco..............................................35
                (a)   Certificate................................................................................35
                (b)   Injunction.................................................................................36
                (c)   Applicable Law.............................................................................36
                (d)   Governmental Filings and Consents..........................................................36
                (e)   Third Party Consents.......................................................................36
                (f)   Consent of Option Holders..................................................................36
                (g)   Opinion of Counsel to the Company..........................................................37
                (h)   Resignations of Directors..................................................................37
                (i)   Paying Agent Agreement.....................................................................37
                (j)   Material Adverse Change.  .................................................................37
                (k)   Transaction Related Expenses...............................................................37
                (l)   Dissenters Shares..........................................................................37
         7.2.   Conditions to the Obligations of the Company.....................................................37
                (a)   Certificate................................................................................37
                (b)   Injunction.................................................................................38
                (c)   Governmental Filings and Consents..........................................................38
                (d)   Opinion of Counsel to Investor  and Newco..................................................38

ARTICLE VIII - TERMINATION.......................................................................................38
         8.1.   Termination by Mutual Consent....................................................................38
         8.2.   Termination by Either Parent or the Company......................................................38
         8.3.   Effect of Termination............................................................................39

ARTICLE IX - MISCELLANEOUS.......................................................................................39
         9.1.   Payment of Expenses..............................................................................39
         9.2.   Survival of Representations and Warranties.......................................................40
         9.3.   Modification or Amendment........................................................................40
         9.4.   Waiver of Conditions.............................................................................40
         9.5.   Counterparts.....................................................................................40
         9.6.   Governing Law....................................................................................40
         9.7.   Notices..........................................................................................40
         9.8.   Entire Agreement; Assignment.....................................................................42
         9.9.   Parties in Interest..............................................................................42
         9.10.    Transfer Taxes.................................................................................42
         9.11.    Certain Definitions............................................................................43
         9.12.    Captions.......................................................................................44

Exhibit A         Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit B         Bylaws of Surviving Corporation
Exhibit C         Form of Stockholders Agreement

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 17, 1998, is made by and between LPA INVESTMENT LLC, a Delaware limited liability company ("Investor"), and VESTAR/LPA INVESTMENT CORP., a Delaware corporation ("Company").

                                    RECITALS

     WHEREAS, the Board of Directors of Company has approved the acquisition of a significant equity interest in Company by Investor, pursuant to a merger of a corporation to be formed and wholly-owned by Investor with and into Company upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Investor to enter into this Agreement, Investor and certain stockholders of the Company, owning an amount sufficient for stockholder approval of this Agreement and the transactions contemplated hereby under applicable law and the Company's Restated Certificate of Incorporation, are entering into a Stockholders Agreement (the "Stockholders Agreement"), pursuant to which such stockholders are agreeing to vote their shares in favor of all actions necessary to consummate the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in the Stockholders Agreement; and

     WHEREAS, Investor and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as hereinafter defined in Section 1.1).

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Investor and Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1. The Merger. Prior to the Effective Time (as hereinafter defined in
Section 1.2), Investor shall form a new corporation to be called LPA Acquisition Corp. ("Newco") in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Company and Newco shall consummate a merger (the "Merger") in which (a) Newco shall be merged with and into Company and the separate corporate existence of Newco shall thereupon cease, (b) Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall be consummated in accordance with and shall have the effects set forth in the DGCL.

     1.2. Effective Time. Investor, Newco and Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as hereinafter defined in Section 1.3) with the Secretary of State of the State of Delaware in the manner provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, and such time is hereinafter referred to as the "Effective Time" and such date is hereinafter referred to as the "Effective Date."

     1.3. Closing. The closing of the Merger (the "Closing") shall take place
(a) at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112, at 10 a.m., local time, on the first business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Investor and Company may agree. The date and time of such Closing are referred to herein as the "Closing Date."


                                   ARTICLE II

                     CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

     2.1. Certificate of Incorporation. At the Effective Time and in accordance with the DGCL, the Restated Certificate of Incorporation of Company shall be amended in its entirety in the Merger by adoption of the Amended and Restated Certificate of Incorporation attached as Exhibit A hereto, and such Amended and Restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation.

     2.2. The Bylaws. At the Effective Time and without any further action on the part of Company, Investor, Newco or the Surviving Corporation, the Bylaws of Newco, substantially in the form attached as Exhibit B hereto shall become the Bylaws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms, the Amended and Restated Certificate of Incorporation of the Surviving Corporation and as provided by Law (as defined in Section 9.11(c) hereof).

                                   ARTICLE III

                            DIRECTORS AND OFFICERS OF
                            THE SURVIVING CORPORATION

     3.1. Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Amended and Restated Certificate of Incorporation and Bylaws, or as otherwise provided by Law.

     3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Amended and Restated Certificate of Incorporation and Bylaws, or as otherwise provided by Law.


                                   ARTICLE IV

                       MERGER CONSIDERATION; CONVERSION OR
                      CANCELLATION OF SHARES IN THE MERGER

     4.1. Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. The manner of converting or canceling the shares of Company and Newco in the Merger shall be as set forth below. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

     (a) Each share, if any, of the capital stock of the Company which is owned by the Company as a treasury share or which is owned by any Subsidiary (as defined in Section 5.1(a) below) shall be canceled and retired without any payment therefor.

     (b) Each share of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and each share of the Company's Class B Common Stock, par value $.01 par share (the "Class B Common Stock"), if any, issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares, as defined in Section 4.3 below) which does not constitute Retained Shares (as defined in Section 4.1(j)(vii) below) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from the Surviving Corporation an amount in cash (the "Per Share Common Merger Consideration") equal to the quotient obtained by dividing (i) the sum of (A) $283 million minus
(B) the Debt Amount (as defined in Section 4.1(j)(i) below) (provided, that any Capitalized Lease and Letter of Credit Amounts (as defined in Section 4.1(j)(i) below) shall be excluded from the Debt Amount), minus (C) all Transaction Related Expenses (as defined in Section 4.1(j)(ii) below) to the extent not paid as of the close of business on the business day immediately preceding the Closing Date, minus (D) the aggregate Non-Convertible Preferred Stock Merger Consideration (as defined in Section 4.1(d) below), minus (E) the aggregate Junior Preferred Stock Merger Consideration (as defined in Section 4.1(e) below), plus (F) the Company Cash (as defined in Section 4.1(j)(iv) below), as of the close of business on the business day immediately preceding the Closing Date, plus (G) the aggregate exercise price of the canceled Options and the Rollover Options (both as defined in Section 4.1(g) below), minus (H) the La Petite Preferred Stock Amount (as defined in Section 4.1(j)(v) below), by (ii) the sum of (x) the number of shares of Class A Common Stock and Class B Common Stock, if any, outstanding immediately prior to the Effective Time, plus (y) the number of Class A Equivalents (as defined in Section 4.1(j)(iii)), if any, outstanding immediately prior to the Effective Time, plus (z) the number of shares of Class A Common Stock issuable upon exercise of the Options, whether or not presently exercisable.

     (c) Each share, if any, of the Company's 10% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive cash in an amount (the "Convertible Preferred Stock Merger Consideration") equal to (i) the Per Share Common Merger Consideration, multiplied by (ii) the number of shares of Class A Common Stock which would be issuable upon conversion of such share of Convertible Preferred Stock, in accordance with the conversion procedures set forth in the Convertible Preferred Stock Certificate of Designation filed with the Delaware Secretary of State on July 22, 1993 (the "Convertible Preferred Certificate of Designation").

     (d) Each share of the Company's 10% Cumulative Non-Convertible Preferred Stock, par value $.01 per share (the "Non-Convertible Preferred Stock"), outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive cash in an amount equal to $100.00 per share plus all accrued and unpaid dividends, whether or not declared (including an amount equal to a prorated dividend from the last dividend payment date to the Closing Date) to the Closing Date and any premiums or penalties payable in respect thereof (the "Non-Convertible Preferred Stock Merger Consideration").

     (e) Each share of the Company's 10% Junior Preferred Stock, par value $.01 per share (the "Junior Preferred Stock") outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive cash in an amount equal to $100.00 per share plus all accrued and unpaid dividends, whether or not declared (including an amount equal to a prorated dividend from the last dividend payment date to the Closing Date) to the

Closing Date and any premiums or penalties payable in respect thereof (the "Junior Preferred Stock Merger Consideration").

     (f) At the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco or Investor, be converted into such number of shares of common stock of the Surviving Corporation as shall be equal to $72.5 million divided by the Per Share Common Merger Consideration (equal to 90.625% of the shares of common stock of the Surviving Corporation outstanding immediately after the Effective Time, with the Retained Shares representing the remaining 9.375% of such shares based upon a roll-over value of $7.5 million). The cash to be invested by Investor in Newco shall be reduced by the Option Settlement Amount in respect of the Rollover Options, and the number of shares to be received by the Investor in the Merger shall be reduced by an amount equal to the Option Settlement Amount in respect of the Rollover Options divided by the Per Share Common Merger Consideration. At the Effective Time, each warrant to purchase shares of common stock of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco or Investor, be converted into a warrant to purchase that number of shares of common stock of the Surviving Corporation as the holder thereof would have received in respect of such warrant by virtue of the merger if such warrant had been exercised immediately prior to the Effective Time. At the Effective Time, each share of redeemable preferred stock of Newco shall, by virtue of the Merger and without any action on the part of Newco or Investor, be converted into one share of redeemable preferred stock of the Surviving Corporation.

     (g) As soon as practicable following the date hereof but in no event later than the Effective Time, the Company (or, if appropriate, the Board of Directors of the Company) shall take action, including by adopting resolutions or taking any other actions, subject to and contingent upon receiving approval by the Company's stockholders if required for compliance with Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), (i) to accelerate as of the Effective Time each option to purchase shares of Class A Common Stock issued by the Company (each, an "Option"), outstanding immediately prior to the Effective Time, and (ii) to cancel as of the Effective Time, such number of Options outstanding immediately prior to the Effective Time as are mutually agreed to by Investor and such Option holder, whether or not such Options to be canceled are then exercisable. In exchange for each canceled Option, a holder shall be entitled to receive cash (the "Option Settlement Amount") equal to the difference (less applicable withholding Taxes (as defined in Section 5.1(k)) between (i) the number of shares of Class A Common Stock covered by any such Option, whether or not presently exercisable, multiplied by the Per Share Common Merger Consideration, and (ii) the aggregate exercise price payable upon exercise of such Option; provided, that the foregoing shall be subject to the obtaining of any necessary consents of the holders of such Options. The Company agrees that it will use all reasonable efforts to obtain all consents of holders of Options as shall be necessary to effectuate the foregoing and the above payment to any Option holder may be withheld by the Surviving

Corporation in respect of any Option until all necessary consents with respect to the cancellation of such Option upon payment of the Option Settlement Amount have been obtained.

     Any Option not canceled in accordance with the provisions of the preceding paragraph (a "Rollover Option") shall remain in effect after the Effective Time, subject to the terms and conditions that existed with respect to such Rollover Option prior to the Effective Time, except that the parties hereto agree and acknowledge that, for each holder of Rollover Options, (i) the exercise price for each Rollover Option (i.e., each option to purchase one share of Common Stock in the Surviving Corporation) shall be adjusted such that (a) the ratio of the adjusted exercise price of the Rollover Option to the New Per Share Amount, is equal to (b) the ratio of the old exercise price of the existing Option to the Per Share Common Merger Consideration; and (ii) the number of shares of Common Stock subject to such Rollover Option is equal to the quotient obtained by dividing (a) the Per Share Common Merger Consideration, by (b) the New Per Share Amount. The term "New Per Share Amount" shall mean an amount to be mutually agreed upon by the parties hereto prior to the Effective Time (but shall reflect the price per share of common stock in the Surviving Corporation paid by the Investor in connection with the transactions contemplated by this Agreement).

     (h) At the Effective Time, each Retained Share shall be retained by the holder thereof, shall remain outstanding and shall represent one share of Class A Common Stock of the Surviving Corporation.

     (i) At the Effective Time, all rights in respect of outstanding shares of any of the Class A Common Stock (other than Retained Shares), the Class B Common Stock (other than Retained Shares), the Convertible Preferred Stock, the Non-Convertible Preferred Stock and the Junior Preferred Stock shall cease to exist, other than the right to receive cash as described above or in Section 4.2.

     (j) The following terms used in this Section 4.1 shall be defined as follows:

          (i) The term "Debt Amount" shall mean the aggregate principal amount of, and accrued interest on, and unamortized discounts, prepayment premiums or penalties on Debt and other expenses required to prepay, defease or otherwise retire the Debt on or prior to Closing, as mutually determined in good faith by the parties hereto prior to Closing in accordance with
     Section 6.18 hereof. The term "Debt" shall mean, with respect to the Company and any Subsidiary, without duplication, (A) indebtedness or liability for borrowed money, (B) obligations evidenced by bonds, debentures, notes or other similar instruments, (C) obligations with respect to capitalized leases and letters of credit (the capitalized lease on Schedule 4.1(j)(i) and the letters of credit issued exclusively as collateral for the

     Company's insurance program shall be referred to herein as "Capitalized Lease and Letter of Credit Amounts"), (D) obligations under any interest rate protection agreements or similar agreements, and (E) guarantees of or other assurances of payment with respect to any obligations described in subparts (A) through (D) immediately above of another person or entity (excluding endorsements of checks or other instruments for deposit or collection in the ordinary course of business). The Debt is listed on
     Schedule 4.1(j)(i) attached hereto.

          (ii) The term "Transaction Related Expenses" shall mean all fees and expenses incurred by or on behalf of the Company or any Subsidiary, including the aggregate amount of fees and expenses of Vestar Capital Partners, PaineWebber Incorporated, Shook, Hardy & Bacon L.L.P., Kirkland & Ellis, Deloitte & Touche, LLP and any other persons retained by Company or its affiliates, in each case relating to the preparation, negotiation, execution and delivery of this Agreement and all aspects of the consummation of the Merger (including the printing, distribution, legal, accounting and other fees and expenses arising out of or relating to any change-in-control offers required in respect of the outstanding indebtedness listed on Schedule 4.1(j)(i) and the outstanding La Petite Preferred Stock). Without limiting the generality of the foregoing, Transaction Related Expenses shall include all amounts paid or payable to any of the Company's officers, directors, employees, consultants, stockholders, agents or other representatives in connection with or arising out of the transactions contemplated by this Agreement (other than any such amount paid solely in consideration for stock held by any such person), including any such amounts set forth in Schedule 5.1(i)(ii); provided, however, notwithstanding the foregoing, Transaction Related Expenses shall not include any expenses associated with the cancellation of the Options or the payment of the Option Settlement Amount (including any tax expenses associated therewith), other than any bonus payments made in connection with the cancellation of the Options or the payment of the Option Settlement Amount (including any tax expenses associated therewith); provided, further, that the Transaction Related Expenses shall include only one-half of the transfer taxes described in Section 9.10 hereof.

          (iii) The term "Class A Equivalents" shall mean the number of shares of Class A Common Stock which would be issuable upon the conversion of any Convertible Preferred Stock outstanding immediately prior to the Effective Date, as determined in accordance with the conversion procedures set forth in the Convertible Preferred Certificate of Designation.

          (iv) The term "Company Cash" shall mean (A) all of the cash, cash equivalents, restricted cash (other than restricted cash held by Reliance National Insurance Company as of the close of business on the business day immediately preceding the Closing Date), cash on hand, as determined in accordance with generally accepted accounting principles, and pre-paid rent of the Company and the Subsidiaries as of the close of business on the business day immediately preceding the Closing Date, minus (B) checks of the Company and the Subsidiaries outstanding as of the close of business on the business day immediately prior to the Closing Date, plus (C) the amount of the capital expenditures made in connection with the new facilities, as listed on Attachment 1 to Schedule 6.1(b) hereto, which in accordance with past practices, will be refunded once permanent financing has been obtained.

          (v) The term "La Petite Preferred Stock Amount" shall mean the amount of money required to be deposited as of the Closing Date in order to defease all of the issued and outstanding shares of Class A Cumulative Redeemable Exchangeable Preferred Stock, par value $.01 per share (the "La Petite Preferred Stock") of La Petite Academy, Inc. ("La Petite") for redemption as of the August 1, 1998, redemption date, in accordance with the terms of the Restated Certificate of Incorporation (the "La Petite Restated Certificate") of La Petite. The La Petite Preferred Stock Amount shall be mutually agreed upon by the parties hereto.

          (vi) The term "Shares" shall mean, collectively, the Class A Common Stock, the Class B Common Stock, if any, the Convertible Preferred Stock, the Non-Convertible Preferred Stock and the Junior Preferred Stock.

          (vii) The term "Retained Shares" shall mean the shares of Class A Common Stock and Class B Common Stock which the holders thereof have agreed to retain in accordance with the terms of the Stockholders Agreement.

     4.2. Payment for Shares and Options in the Merger. The manner of making payment for Shares (as defined in Section 4.1(j)(vi) above) and Options in the Merger shall be as follows:

     (a) Mercantile Bank, a Kansas banking corporation, or such other bank as the parties hereto shall mutually agree, shall act as paying agent (the "Paying Agent") for distribution of the aggregate Per Share Common Merger Consideration, the aggregate Convertible Preferred Stock Merger Consideration, the aggregate Non-Convertible Preferred Stock Merger Consideration, the aggregate Junior Preferred Stock Merger Consideration and the aggregate Option Settlement Amount (collectively, the "Aggregate Merger Consideration"). At the Effective Time, Investor will take all steps necessary to enable and cause the Paying Agent to pay the Per Share Common Merger Consideration, the Convertible Preferred Stock Merger Consideration, the NonConvertible Preferred Stock Merger Consideration, the Junior Preferred Stock Merger Consideration and the Option Settlement Amount as and when described below.

     (b) At the Effective Time, Investor shall cause the Surviving Corporation to deposit with the Paying Agent an amount in cash equal to the sum of (i) the Aggregate Merger Consideration, and (ii) the Transaction Related Expenses (such amount being collectively referred to herein as the "Merger Payment Fund"). The Merger Payment Fund shall be invested by the Paying Agent, as directed by the Surviving Corporation, so long as such directions do not impair the rights of holders of Shares or Options in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated the highest quality by Moody's Investors Services or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 of positive net worth; and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation. The Paying Agent shall, pursuant to irrevocable instructions from the Company, make the payments provided for in
Section 4.1, and pay Transaction Related Expenses in accordance with invoices received at Closing, out of the Merger Payment Fund. At any time after the Effective Time, upon notice from the Surviving Corporation that a stockholder has properly dissented, demanded payment of the fair value of his Shares and otherwise properly perfected his appraisal rights under Section 262 of the DGCL, the Paying Agent shall promptly repay to the Surviving Corporation from the Merger Payment Fund an amount equal to the product of (x) the number of Dissenting Shares (as defined in Section 4.3 below) held by such stockholder and
(y) the pro rata share of the Aggregate Merger Consideration payable to a holder in respect of each Dissenting Share owned by such holder. The Merger Payment Fund shall not be used for any purpose other than as described herein.

     (c) On the first business day following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record, as of the Effective Time, of a certificate representing any Class A Common Stock, Convertible Preferred Stock, NonConvertible Preferred Stock or Junior Preferred Stock (each, a "Certificate" and collectively, the "Certificates") (i) a form letter of transmittal (which shall contain customary representations and warranties as to title and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other required documents, the holder of such Certificate shall be entitled to receive for each of the Shares represented by such Certificate his portion of the Aggregate Merger Consideration payable pursuant to Section 4.1 (which shall be paid or issued by the Paying Agent (by wire transfer if requested) daily upon its receipt of such documents) and such Certificate shall forthwith be canceled. The Paying Agent shall establish a procedure pursuant to which transmittal letters are available to shareholders prior to the Effective Date for completion and delivery to the Paying Agent, so that persons entitled to receive payment under this Section 4.2 can receive payment for their Shares on the Effective Date by wire transfer. Until so surrendered, such Certificates shall represent solely the right to receive such shareholder's pro rata portion of the Aggregate Merger Consideration payable pursuant to Section 4.1 with respect to each of the Shares represented thereby. No interest shall be paid or accrue on the pro rata portion of the Aggregate Merger Consideration payable upon surrender of the Certificates. If any payment of Aggregate Merger Consideration is to be made to a person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any applicable transfer or other similar taxes, or shall establish to the satisfaction of the Paying Agent that any such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any portion of the Aggregate Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     (d) Any portion of the Merger Payment Fund (including any interest thereon or earnings or profits with respect thereto) which remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation, and any former stockholders of the Company shall thereafter look only to the Surviving Corporation for payment of their portion of the Aggregate Merger Consideration for the Shares.

     (e) The Surviving Corporation shall cause the Paying Agent to pay to the holders of the canceled Options, who are entitled to receive payment of the Option Settlement Amount in accordance with Section 4.1(g), the Option Settlement Amount on the Effective Date by wire transfer. From and after the Effective Time, each holder of a canceled Option shall cease to have any rights with respect to such Option, except the right to receive a cash payment in an amount determined in accordance with Section 4.1(g).

     4.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which immediately prior to the Effective Time are held by stockholders who have properly exercised and perfected appraisal rights under
Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive a portion of the Aggregate Merger Consideration as provided in Section 4.1 hereof, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the DGCL, such holder's shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive his portion of the Aggregate Merger Consideration, without any interest thereon, as provided in Section 4.1 and such shares shall no longer be Dissenting Shares.

     4.4. Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that:

     (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries listed on Schedule 5.1(a) attached hereto (each a "Subsidiary," and together, the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its state of jurisdiction and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section 9.11 hereof) on the Company. The Company is a holding company with no operations, other than its ownership of the stock of La Petite and it has never engaged in any other operations. The Company has no subsidiaries or investments in any person (as defined in Section 9.11 hereof) other than those listed on Schedule 5.1(a). Each of the Company and the Subsidiaries has corporate power and authority to own its properties and to carry on its business as it is now being conducted. The Company has heretofore made available to Investor complete and correct copies of its and its Subsidiaries' Certificates of Incorporation and Bylaws.

     (b) Capitalization.

          (i) The authorized capital stock of the Company consists of two million seven hundred thirty thousand (2,730,000) shares, consisting of 1,500,000 shares of Class A Common Stock, 350,000 shares of Class B Common Stock, 80,000 shares of Convertible Preferred Stock, 150,000 shares of Non-Convertible Preferred Stock and 650,000 shares of Junior Preferred Stock. As of the date hereof, 825,900 shares of Class A Common Stock, 80,000 shares of Convertible Preferred Stock, 41,019.48 shares of Non-Convertible Preferred Stock, and 213,750 shares of Junior Preferred Stock are issued and outstanding, and 26,260 shares of Class A Common Stock are held in treasury. Schedule 5.1(b) sets forth a schedule of the holders of the Class A Common Stock, Class B Common Stock, Convertible Preferred Stock, NonConvertible Preferred Stock, Junior Preferred Stock and Options, which schedule shall identify the number of shares of each such stock held by each such holder and the number of shares of Class A Common Stock issuable upon the conversion of the Convertible Preferred Stock or upon the exercise of Options (and the applicable exercise price with respect to each such Option). All of the outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 5.1(b) hereto, none of the shares is subject to any option, warrant, right or call, preemptive right or commitment of any kind or character to which the Company or the Subsidiaries is a party. No shares of capital stock of the Company or any Subsidiary are owned by any Subsidiary. All outstanding shares of capital stock or other equity interests of the Subsidiaries are owned by the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in Schedule 5.1(b) hereto, neither the Company nor any of the Subsidiaries owns, directly or indirectly, any capital stock or other equity or ownership, voting interest (whether controlling or not) or other securities in any person. Except as set forth in Schedule 5.1(b) hereto, there are not as of the date hereof, and there will not be at the Effective Time, any outstanding or authorized options, warrants, puts, calls, rights, subscriptions, commitments or any other agreements or understandings of any character which any of the Company or any Subsidiary is a party to, or may be bound by, requiring it to buy, issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of the Company or any Subsidiary. There are not as of the date hereof (except as set forth on Schedule 5.1(b) hereto), and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which the Company or, to the Company's knowledge, any holder of the Company's capital stock, is a party or to which it is bound relating in any way to any shares of the capital stock or other securities of the Company. There are no stock appreciation rights, phantom stock rights or similar rights or arrangements to which the Company or any Subsidiary is a party or by which it is bound.

          (ii) The authorized capital stock of La Petite consists of two million one thousand (2,001,000) shares, consisting of 1,000 shares of Common Stock, par value $.01 per share (the "La Petite Common Stock") and 2,000,000 shares of La Petite Preferred Stock. As of the date hereof, 100 shares of La Petite Common Stock and 800,000 shares of La Petite Preferred Stock are issued and outstanding, and no shares are held in treasury. All of the issued and outstanding shares of La Petite Common Stock are held by the Company.

          (iii) The authorized capital stock of LPA Services, Inc. ("LPA") consists of one thousand (1,000) shares of common stock, par value $.01 per share ("LPA Common Stock"). As of the date hereof, 1,000 shares of LPA Common Stock are issued and outstanding, and no shares are held in treasury. All of the issued and outstanding shares of LPA Common Stock are held by La Petite.

          (iv) During the period from August 26, 1995, to the date of this Agreement, neither the Company nor any Subsidiary has violated the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities or "blue sky" laws in connection with the issuance of any of its securities, except such violation, if any, as would not alone or in the aggregate be reasonably likely to have a Material Adverse Effect on the Company.

     (c) Director and Stockholder Approvals. The Board of Directors of the Company has approved the Merger and this Agreement and declared the Merger to be fair to and in the best interests of the holders of the Company's capital stock. Except for the approval of the following stockholders of the Company, no other approval of the stockholders of the Company or any Subsidiary is required in order to consummate the transactions contemplated by this Agreement. The Merger must be approved by the affirmative vote of a majority of the holders of the Class A Common Stock and the Convertible Preferred Stock, voting together as a single class, and the Convertible Preferred Stock and the Junior Preferred Stock, each voting separately as a class.

     (d) Authority Relative to This Agreement. The Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to the requisite approval of the Merger by the stockholders of the Company). This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval of the Merger by the stockholders of the Company and other than in connection with the actions to be taken pursuant to Section 4.1(g)). This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (e) Consents and Approvals; No Violation. Except as set forth in Schedule 5.1(e), neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation (or other similar document) or Bylaws (or other similar document) of the Company or any Subsidiary; (ii) require any consent, approval, authorization or Permit (as defined in Section 5.1(o)) of, or filing with or notification to, any Governmental Authority (as defined in Section 9.11(b)), except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents in other states in respect of the Company's qualification or authority to do business as a foreign corporation in such states, or (D) where the failure to obtain such consent, approval, authorization or Permit, or to make such filing or notification, would not alone or in the aggregate be reasonably likely to have a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of contingent payment, termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, lease, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which any of their respective assets are bound, except for such violations, breaches and defaults (or rights of contingent payment, termination, cancellation or acceleration or lien or other charge or encumbrance) as to which alone or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company or materially adversely affect or delay the ability of the Company to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or Permits and filings or notifications referred to in this
Section 5.1(e) are duly and timely obtained or made, violate any order, writ, injunction, decree or Law applicable to the Company or any Subsidiary or to any of their respective assets, except for violations which would not alone or in the aggregate be reasonably likely to have a Material Adverse Effect on the Company or materially adversely affect or delay the ability of the Company to consummate the transactions contemplated hereby.

     (f) Litigation. Except as disclosed in Schedule 5.1(f)(i) hereto, there are no actions, suits or proceedings or, to the Company's knowledge, any investigations pending or threatened against the Company or any Subsidiary that, if adversely determined, would be reasonably likely to result in any claims against or obligations or liabilities of the Company or the Subsidiaries that, alone or in the aggregate, would have or be reasonably likely to have a Material Adverse Effect on the Company. Schedule 5.1(f)(ii) sets forth a true, correct and complete list of each action, suit, investigation or proceeding that was in existence within the last three years that resulted in any criminal sanctions or payments in excess of $100,000 by the Company or any Subsidiary (whether as a result of a judgment, civil fine, settlement or otherwise).

     (g) Financial Statements.

          (i) Schedule 5.1(g)(i) contains true, correct and complete copies of
     (A) the audited balance sheet of the Company as of August 30, 1997, and the related audited statements of income, stockholders' equity and cash flows of the Company for the fiscal year then ended, including the footnotes thereto, and (B) the audited balance sheet of La Petite for the fiscal years ended as of August 30, 1997, August 31, 1996 and August 26, 1995, and the related audited statements of income, stockholders' equity and cash flows of La Petite for the fiscal years then ended, including the footnotes thereto, as audited by (and together with the report of their audit) Deloitte & Touche LLP (collectively, the "Audited Financial Statements").

          (ii) Schedule 5.1(g)(ii) contains true, correct and complete copies of
     (A) the unaudited consolidated balance sheets of the Company as of December 20, 1997, and the related unaudited consolidated statements of operation, stockholders' equity and cash flows for the Company (including the related notes thereto) for the 16-week period then ended and (B) the unaudited consolidated balance sheets of La Petite as of December 20, 1997, and the related unaudited consolidated statements of income and cash flows for La Petite (and the related notes thereto) for the 16-week period then ended (collectively, the "Unaudited Financial Statements" and collectively with the Audited Financial Statements, the "Financial Statements").

          (iii) The Financial Statements comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods except as otherwise noted therein, and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments, which would not alone or in the aggregate be material, and except that the Unaudited Financial Statements do not contain all of the footnote disclosure required by generally accepted accounting principles).

          (iv) Except as and to the extent set forth in Schedule 5.1(g) (iv) and except for liabilities incurred since December 20, 1997, in the ordinary course of business and consistent with past practice, since December 20, 1997, none of the Company or any Subsidiary has incurred any material liabilities (absolute, accrued, contingent or otherwise) that would be required by GAAP to be set forth on a balance sheet or in the notes thereto.

          (v) Schedule 4.1(j)(i) identifies all Debt and specifically identifies the lender or lenders for such Debt, the aggregate principal amount outstanding, any prepayment penalty or premiums relating thereto, the accrued interest that will be owed at the end of each of the next three months and the Encumbrances created in respect of such Debt. Except as set in Schedule 4.1(j)(i), such Debt may be prepaid without premium or penalty.

     (h) Absence of Certain Changes or Events. Except as disclosed in Schedule 5.1(h), since December 20, 1997, (i) the business of each of the Company and each Subsidiary has been carried on only in the ordinary and usual course and there has not been any event or condition affecting its business, operations, properties, assets, liabilities or financial condition which, alone or in the aggregate, resulted in or is reasonably likely to result in a Material Adverse Effect with respect to the Company and (ii) the Company has not taken any action that would have been prohibited by Section 6.1(a) or 6.1(b) if such action had been taken after the date hereof.

     (i) Employment Agreements. Except as disclosed in Schedule 5.1(i)(i), there exist no employment, consulting, non-competition, severance, bonus or indemnification agreements or understandings between the Company or the Subsidiaries and any current or former director or officer of the Company or the Subsidiaries or other employee or agent. Schedule 5.1(i)(ii) sets forth a true, correct and complete list of all amounts payable or that will become payable to each present or former director, officer, consultant or employee of the Company or any Subsidiary pursuant to any agreement or understanding set forth in
Schedule 5.1(i)(i) as a result of the execution and delivery of this Agreement and/or the consummation of the transactions contemplated hereby, which schedule shall separately identify the person to whom such amount is or will become payable.

     (j) Brokers and Finders. Except for the fees and expenses payable to PaineWebber Incorporated and Vestar Capital Partners (which fees and expenses are included in the Transaction Related Expenses and shall be satisfied at or prior to the Effective Time) neither the Company nor any Subsidiary has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     (k) Taxes. Each of the Company, each Subsidiary and each other corporation included in any consolidated or combined Tax Return (as defined below) that included the Company or any Subsidiary (a "Tax Affiliate") has (i) filed, or caused to be filed in a timely and proper manner, all returns, declarations, reports, information returns and statements of whatsoever kind ("Tax Returns") in respect of all federal, state, local, foreign and other taxes, including, without limitation, all gross receipts, sales, use, ad valorem, transfer, withholding, payroll, stamp and other taxes, fees, assessments or charges of any kind, together with all interest, penalties and additions to tax imposed by any taxing authority (including any such liability imposed as a result of being a transferee of another person or being a member of an affiliated, combined or consolidated group) ("Taxes") that they shall be required to file through the date hereof and (ii) paid all Taxes shown to be due on such Tax Returns and paid all Taxes due and owing as of the date hereof, except in either case as disclosed in Schedule 5.1(k). The Company and each Subsidiary is and will be, as of the Closing Date, members of an affiliated group as defined in Section 1504 of the Code, of which the Company is the common parent and which is and has been eligible to, and has filed consolidated federal income Tax Returns. Except as set forth on Schedule 5.1(k), neither the Company nor any Subsidiary has any liability in respect of any Tax sharing agreements with any person and all Tax sharing agreements to which the Company or any Subsidiary has been bound have terminated. Neither the Company nor any Subsidiary has incurred any liability to make any payments either alone or in conjunction with any other payments required to be made as of the date of this Agreement

(including any payments to be made in connection with the transaction contemplated in this Agreement or any other payments deemed to be made by reason of the acceleration of vesting or removal of other restrictions in connection with the transaction contemplated in this Agreement) that may be non-deductible under or Section 280G of the Code, or could otherwise constitute a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign laws) or are or may be subject to the imposition of an excise Tax under Section 4999 of the Code. Neither the Company nor any Subsidiary has agreed to, nor are any of them required, under existing Law, to make any adjustments or changes either on, before or after the Closing Date, to its accounting methods or would be subject to an adjustment in taxable income by reason of Section 481 of the Code and the Internal Revenue Service has not proposed any such adjustment or changes. No claim has been made in writing, within the last three years by any taxing authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that such Company or Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction. True copies of all federal, state, local and foreign income Tax Returns relating to the Company's last three taxable years ended May 27, 1995, May 25, 1996, and May 25, 1997, have been delivered to Investor. Except as otherwise set forth on Schedule 5.1(k), as of the date hereof, none of the Company, any Tax Affiliate or any of the Subsidiaries has been audited by the Internal Revenue Service or any state, local or foreign Tax jurisdiction since the year ended May 27, 1995, there are no pending Tax audits (of which the audited entity has been advised in writing), and no agreements or consents extending the period during which any Taxes of the Company, any Tax Affiliate or any Subsidiary may be assessed or collected are now in force. As of the date hereof, except as disclosed in Schedule 5.1(k), no material adjustments have been proposed by the Internal Revenue Service or by any other taxing authority with respect to any open Tax years or Tax Returns.

     (l) Employee Benefits.

          (i) Schedule 5.1(l) contains a true and complete list of all Company Benefit Plans (as defined below). Neither the Company nor any ERISA Affiliate (as defined below) (A) within the five-year period immediately preceding the date hereof has maintained, sponsored or contributed to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code, or (B) has contributed to or been obligated to contribute to a "multiemployer plan" as defined in Section 3(37) of ERISA since September 26, 1980.

          (ii) (A) Except as listed on Schedule 5.1(l), each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the related trust of which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such plan is so qualified and that its related trust is so exempt and, to the knowledge of the Company, nothing has occurred with respect to such plan which could reasonably be expected to cause the loss of such qualification or exemption; (B) true and correct copies of the following documents, with respect to each of the Company Benefit Plans, have been made available to the Parent by the
     Company: (1) any plan documents and amendments thereto, (2) the most recent Forms 5500 and any financial statements attached thereto, and (3) summary plan descriptions; (C) except as set forth on Schedule 5.1(l), the Company Benefit Plans have been maintained in substantial compliance with their terms and with all provisions of the Code and ERISA (including rules and regulations thereunder), including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act, Section 125 of the Code, and all reporting and disclosure obligations imposed under ERISA and the Code, except where a failure to so maintain the Plans in accordance with such provisions would not reasonably be expected to have a Material Adverse Effect on the Company; (D) except as set forth on Schedule 5.1(l), neither the Company nor the Subsidiaries, nor any "party in interest" or "disqualified person" with respect to the Company Benefit Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title I,
     Part 4 of ERISA, except for such transactions which would not reasonably be expected to have a Material Adverse Effect on the Company; (E) neither the Company nor the Subsidiaries maintains retiree life insurance or retiree health plans which are "welfare benefit plans" within the meaning of
     Section 3(1) of ERISA and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment where such participant was an employee of the Company or the Subsidiaries, other than as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (F) except as set forth on Schedule 5.1(l), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (1) except as otherwise provided herein, result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employee of the Company under any Company Benefit Plan or otherwise, (2) increase any benefits otherwise payable under any Company Benefit Plan, or (3) result in the acceleration of the time of payment or vesting of any such benefits; (G) except as set forth on Schedule 5.1(l), there are no pending, or, to the knowledge of the Company, threatened or anticipated claims or litigation by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such plan (other than routine claims for benefits and appeals of denied routine claims) except for such claims or litigation which would not reasonably be expected to have a Material Adverse Effect on the Company; (H) except as set forth on Schedule 5.1(l), all amounts due and payable by the Company prior to the Effective Time under the terms of each Company Benefit Plan have been paid or will be paid prior to the Effective Time; and (I) except as set forth on Schedule 5.1(l) neither the Company nor the Subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan other than its normal year-end review of rates.

          (iii) Except as set forth in Schedule 5.1(l), (A) as of the date hereof, none of the employees of the Company or the Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) none of the Company nor the Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has any of the Company or the Subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) as of the date hereof, to the knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any Subsidiary.

          (iv) "Company Benefit Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) maintained by the Company or the Subsidiaries, as well as any other employee plan, program or arrangement whether or not subject to ERISA, under which the Company, or any entity that is a member of a "controlled group of corporations" with or is under "common control" with the Company as defined in Section 414(b), (c), (m) or
     (o) of the Code ("ERISA Affiliate"), has any present or future obligations or liability on behalf of its employees or former employees, contractual employees or their dependents or beneficiaries. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     (m) Intellectual Property. Schedule 5.1(m)(i) sets forth a list of all trade names, trade marks, services marks, patents and copyrights licensed by or registered by the Company or any Subsidiary. The Company or its Subsidiaries own, or hold a valid license for, or otherwise have the right to use all items of intangible property presently used in their respective businesses, including, without limitation, trade names, unregistered or registered trademarks, service marks, brand names, patents, trade dress, logos and designs, copyrights, know-how, trade secrets, confidential information, franchises, licenses, inventions, manuals, memoranda and records (collectively, "Intellectual Property Rights"), except where the failure to own or have a valid license with respect to such property has not had and is not reasonably likely to have a Material Adverse Effect on the Company. Except as disclosed on Schedule 5.1(m)(ii), (i) there are no claims pending or, to the Company's knowledge, threatened, against the Company or any Subsidiary regarding any violation of any such Intellectual Property Right of any third party which claims, if adversely determined, alone or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Company, (ii) the Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of confidential or proprietary information and the proprietary rights of the Company and its Subsidiaries' owned Intellectual Property Rights and (iii) neither the Company nor any Subsidiary has, to the Company's knowledge, infringed upon or misappropriated any Intellectual Property Rights of any person or committed any acts of unfair competition.

     (n) Certain Contracts. The Company has made available to Investor each contract, agreement, lease, note, instrument, understanding, commitment or arrangement listed on Schedule 5.1(n) attached hereto (each, a "Contract"). The Contracts listed on Schedule 5.1(n) include, but are not limited to, each contract that (i) involves a non-cancelable, fixed payment over the remaining term of such Contract of more than $250,000 or requires the Company or any Subsidiary to provide goods or services with a value of more than $250,000, (ii) evidences or provides for Debt or any Encumbrance (as defined in Section 5.1(p)(v)) securing such Debt, (iii) guarantees the performance, liabilities or obligations of any other person, (iv) restricts the Company from engaging in any line of business, (v) relates to the distribution or marketing of products or services which are material to the business of the Company or any Subsidiary,
(vi) is with any current officer, director, Affiliate or "associate" (as defined in Rule 12b-2 under the Exchange Act), (vii) relates to Real Property and is material to the business of the Company or any Subsidiary or any Intellectual Property Right, or (viii) is otherwise material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Except for breaches or defaults which, alone or in the aggregate, do not and would not be reasonably likely to have a Material Adverse Effect on the Company, none of the Company nor any Subsidiary (i) is in breach or default (and no condition or circumstance exists and no event has occurred which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a breach or default) under any material Contract or (ii) has any knowledge of any other breach or default under any material Contract by any other party thereto or by any other person or entity bound thereby.

     (o) Compliance with Applicable Law. Except as set forth on Schedule 5.1(o) hereto, the businesses of the Company and the Subsidiaries have not been and are not being conducted in violation of any applicable Law, including all Laws relating to wages, hours, Company Benefit Plans, equal employment opportunity, harassment, immigration, workers' compensation and the payment of social security and other Taxes, except for such violations which, alone or in the aggregate, do not and would not be reasonably likely to have a Material Adverse Effect on the Company. Schedule 5.1(o) sets forth a list of all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities (the "Permits") held by the Company and each Subsidiary which are material to the Company and its Subsidiaries taken as a whole, including without limitation all necessary state, county and municipal child care operating licenses and other Permits necessary for the conduct of their respective businesses. Except as set forth on Schedule 5.1(o), the Company and the Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses as presently conducted and the Company and the Subsidiaries are in compliance with the terms of the Permits, except for failures to comply or hold such Permits which would not, alone or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. To the Company's knowledge, there is no proposed change in any applicable Law which would require the Company or any Subsidiary to obtain any Permits not set forth in Schedule 5.1(o) in order to conduct their respective businesses as presently conducted. To the Company's knowledge, each party to each Contract (other than the Company and its Subsidiaries) to which the Company or any Subsidiary is a party or by which any of their respective assets are bound and each person who provides services on behalf of or in the name of the Company or any Subsidiary, has all Permits necessary or advisable for the conduct of its business and there are no adverse claims, suits, actions, proceedings or investigations pending or threatened against such person, in each case, relating to such Contract or services.

     (p) Title to Properties; Encumbrances.

          (i) Schedule 5.1(p)(i) hereto contains a complete and accurate list of all of the owned real property of the Company or the Subsidiaries (the "Owned Property").

          (ii) Schedule 5.1(p)(ii) hereto contains a complete and accurate list of all real property leased by the Company or the Subsidiaries pursuant to one or more leases (the "Leased Premises"). The Owned Property and the Leased Premises (together, the "Real Property") constitute all real property used or occupied by the Company and the Subsidiaries as of the date hereof.

          (iii) With respect to the Real Property, except as set forth on
     Schedule 5.1(p)(iii), (A) to the knowledge of the Company, without investigation, no portion thereof is subject to any pending condemnation, fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory proceedings or proceeding by any public or quasi-public authority; (B) the physical condition thereof is sufficient to permit the conduct of the business of the Company and its Subsidiaries as presently conducted; (C) there are no written Contracts to which the Company or any of the Subsidiaries is a party, granting to any party or parties the right of use or occupancy of the Real Property; (D) to the knowledge of the Company, without investigation, there is no assessment pertaining to any of the Real Property nor has the Company received any written notice of a violation or claimed violation of any real property law.

          (iv) All licenses, Permits, easements and rights of way including proof of dedication, required from all Governmental Authorities having jurisdiction over the Real Property for the use and operation of the Real Property by the Company and its Subsidiaries for their respective businesses as presently conducted and to provide vehicular and pedestrian ingress to and egress from the Real Property have been obtained, except where the failure to obtain any such license, Permit, easement or right of way would not be reasonably expected to have a Material Adverse Effect with respect to the Company.

          (v) Except as disclosed in Schedule 5.1(p)(v), each of the Company and the Subsidiaries have good and valid title to or a valid leasehold interest in all Real Property and the material tangible personal properties reflected on the Company's balance sheet included in the Unaudited Financial Statements (except for Company property sold, consumed or otherwise disposed of since December 20, 1997, in the ordinary course of business and consistent with past practice), in each case free and clear of all title defects or objections, liens, claims, charges, pledges, mortgages, security interests or other encumbrances of any nature whatsoever ("Encumbrances"), except for Encumbrances which would not be reasonably likely to have a Material Adverse Effect on the Company.

     (q) Insurance. All material insurance policies are listed on Schedule 5.1(q) hereto and are in full force and effect and, as of the date hereof, no written notice of termination of any such policy has been received by the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has knowledge of any pending termination of any such policy, any material increase in the cost of any such insurance or any material change in the availability of such insurance, except for failures to be in full force and effect, terminations, increases in cost and changes in availability which have not had and would not be reasonably likely to have a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries have received notice of cancellation of any such insurance, except for any such defaults or notices of cancellation which are not reasonably likely to have a Material Adverse Effect on the Company. Except as disclosed in Schedule 5.1(q), none of the material insurance policies of the Company or its Subsidiaries will terminate or lapse by reason of the transactions contemplated by this Agreement. The Audited Financial Statements and the Unaudited Financial Statements reflect adequate reserves for any insurance programs which require (or have required) the Company or its Subsidiaries to retain a portion of each loss, including deductible and self-insurance programs.

     (r) Environmental Matters. Except as otherwise set forth in Schedule 5.1(r) hereto or as would not be reasonably likely to result in a Material Adverse Effect on the Company, each of the Company and the Subsidiaries is in compliance with the terms and conditions of all Permits, licenses, reporting or disclosure requirements, authorizations and all applicable Laws and regulations relating to the protection of the environment, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic substances, petroleum, natural gas or radon in to the air, surface water, ground water or land or otherwise relating to the storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, petroleum, natural gas or radon or wastes which are applicable to the Company or the Subsidiaries. Except as otherwise set forth in Schedule 5.1(r) or as would not be reasonably likely to result in a Material Adverse Effect on the Company, none of the Company nor the Subsidiaries has spilled, discharged, leaked, dumped or released any pollutants, contaminants or hazardous or toxic substance, petroleum, natural gas or radon during the period that any of the Company or the Subsidiaries was the owner or lessee of the assets of the Company and the Subsidiaries or, to the Company's knowledge, prior thereto, to any environmental medium, including but not limited to, air, land, surface water or ground water. Except as otherwise set forth in Schedule 5.1(r) or as would not be reasonably likely to result in a Material Adverse Effect on the Company, there has been no spill, discharge, leak, dumping, or release of any hazardous or toxic substance resulting from any generation, transportation, treatment, storage, or disposal by the Company of any such hazardous or toxic substances. All environmental impact reports and environmental studies relating to any Real Property or Leased Premises of which any of the Company or the Subsidiaries has possession have been made available to Investor.

     (s) Change in Control. Except (i) as set forth in Schedule 5.1(s), or (ii) as would not be reasonably likely to result in a Material Adverse Effect on the Company, none of the Company nor the Subsidiaries is a party to any Contract which terminates, gives rise to a right of termination, requires any payment, gives rise to any liability or obligation, accelerates the vesting of any rights or obligations or the maturity of any indebtedness or otherwise adversely affects the Company or the Surviving Corporation as a result of a "change in control" or "potential change in control" of the Company.

     (t) SEC Documents. The Company has furnished Investor with a true, correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by La Petite (or its predecessor) with the Securities and Exchange Commission ("SEC") on or after August 26, 1995 (the "SEC Documents"), which are all the documents (other than preliminary material) that La Petite (or its predecessor) was required to file (or otherwise did file) with the SEC on or after such date. As of their respective dates, none of the SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading, and the SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. The financial statements of La Petite (or its predecessor) as of the fiscal years ended August 26, 1995, August 31, 1996 and August 30, 1997, included in the SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements to normal audit adjustments) the financial position of La Petite as at the dates thereof and its results of operations and cash flows for the periods then ended.

     (u) Management Consulting Agreement. The parties to the Management Consulting Agreement, dated as of July 23, 1993, between La Petite and Vestar Management Partners have agreed to terminate such agreement without further liability or obligation of the Company or any Subsidiary, effective as of the Effective Time.

     (v) State Takeover Statutes. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and thereby (including the Merger) and such approval is sufficient to render inapplicable to such agreements and transactions the provisions of any "fair price," "moratorium," "control share," "interested shareholder," "affiliated transaction" or other anti-takeover statute or regulation and any applicable anti-takeover or other restrictive provisions of the Restated Certificate of Incorporation, by-laws or other governing instruments.

     (w) Disclaimer. Except as set forth in this Agreement, none of the Company, any Subsidiary or any officer, director, employee, agent, stockholder, or affiliate of, or advisor or counsel to, the Company or any Subsidiary (such officers, directors, employees, agents, stockholders, affiliates, advisors, and counsel being collectively referred to herein as the "Company Released Parties") makes any representation or warranty, express or implied, at law or in equity,
(a) in respect of the Company, the Subsidiaries or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed, or (b) in respect of the accuracy or completeness of any projections or estimates of future financial and operating performance of the Company or its Subsidiaries, including but not limited to the projected income statement, cash flow statement and balance sheet of La Petite for the fiscal year ending August 29, 1998, previously provided to Investor.

     (x) Conflicts of Interest. None of the Company, any Subsidiary or, to the knowledge of the Company, any officer, employee, agent or other person acting on behalf of the Company or any Subsidiary has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Authority or other person who was or is in a position to help or hinder the business of the Company or any Subsidiary (or assist in connection with any actual or proposed transaction) that (i) might subject the Company to any damage or penalty in any material action, suit, proceeding or, to the knowledge of the Company, investigation, (ii) if not given in the past, would have resulted in a Material Adverse Effect on the Company or (iii) if not continued in the future, could reasonably be expected to result in a Material Adverse Effect on the Company. There is not now, and, to the knowledge of the Company, there has not been any employment by the Company or any Subsidiary of, or to the knowledge of the Company, beneficial ownership in the Company by, any governmental or political official in any jurisdiction in which the Company has conducted business.

     5.2. Representations and Warranties of Investor. The Investor represents and warrants to the Company that:

     (a) Corporate Organization and Qualification. The Investor is and Newco, upon its formation, will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not materially adversely affect the ability of any of Investor or Newco to consummate the transactions contemplated hereby. The Investor has made, and Newco will make, available to the Company complete and correct copies of its Certificate of Incorporation (or similar document) and Bylaws (or similar document).

     (b) Authority Relative to This Agreement. The Investor has, and upon its formation, Newco will have, the requisite power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by each of Investor and Newco of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and stockholders of Investor, and no other proceedings on the part of Investor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Investor and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Investor, enforceable against Investor in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (c) Consents and Approvals; No Violation. Except as set forth in Schedule 5.2(c), neither the execution and delivery of this Agreement by Investor, nor the consummation by Investor of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provision of the Investor's certificate of formation or Newco's certificate of incorporation or bylaws, (ii) require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Newco will be authorized to do business, (D) such filing as may be required under any environmental, health, child care or safety Law or regulation or (E) where the failure to obtain such consent, approval, authorization or Permit, or to make such filing or notification, would not materially adversely affect the ability of Investor or Newco to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement, lease or other instrument or obligation to which each of Investor or Newco or any of its assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not materially adversely affect the ability of Investor or Newco to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or Permits and filings or notifications referred to in this
Section 5.2(c) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Investor or Newco or to any of their assets, except for violations which would not materially adversely affect the ability of Investor or Newco to consummate the transactions contemplated hereby.

     (d) Brokers and Finders. Except for fees and expenses for which neither the Company nor any Subsidiary will have any liability if the transactions contemplated hereby are not consummated, Investor has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     (e) No Prior Activities. Newco will be formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby. As of the Effective Date, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Newco will not have incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

     (f) Litigation. No litigation is pending or, to the knowledge of Investor, is threatened which seeks to delay, prevent, adversely affect or restrict the consummation of the transactions contemplated hereby.

     (g) Purchase for Investment. Investor is acquiring the Company for investment and not with a view to any public resale or other distribution thereof in violation of the Securities Act or any applicable state securities laws.

     (h) Adequate Funds. Investor has delivered to the Company true and correct copies of signed letters received by Investor with respect to the financing (the "Financing Letters") required for the consummation of the transactions contemplated hereby. A copy of each Financing Letter is set forth in Schedule 5.2(h). Assuming satisfaction of all applicable conditions set forth in the Financing Letters and full funding thereunder, such financing will provide sufficient funds to pay the Aggregate Merger Consideration and effect the Merger as set forth in Article I hereof.

     (i) Closing Date Capitalization of Investor/Surviving Corporation. The Closing Date capitalization of the Surviving Corporation will be substantially as described in the Financing Letters.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

     6.1. Conduct of Business by the Company. The Company covenants and agrees that, during the period from the date of this Agreement to the Effective Time (unless Investor shall otherwise agree in writing and except as otherwise contemplated by this Agreement):

     (a) Except as set forth on Schedule 6.1(a) hereto, the Company will and will cause each of the Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice, seek to preserve intact its current business organizations, and, to the extent consistent with the foregoing, seek to keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, none of the Company nor the Subsidiaries will, without the prior written consent of Investor, which consent shall not be unreasonably withheld, (i) except as otherwise provided in this Agreement, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares, or (B) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof, (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities, (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside of payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares or otherwise make any payments to stockholders in their capacity as such, (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger), (v) adopt any amendments to its Restated Certificate of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Subsidiaries, (vi) change any of the accounting principles or practices used by it, or (vii) authorize, recommend, propose or announce any intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     (b) Except as set forth on Schedule 6.1(b), none of the Company nor the Subsidiaries shall (without the prior written consent of Investor, which consent shall not be unreasonably withheld) (i) grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business and in accordance with its customary past practices, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the Company's benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof except as may be required to comply with applicable Law, (iii) enter into any new or materially amend any existing employment, consulting or severance agreement with any director, officer, consultant or employee (except that the Company may hire replacement employees in the ordinary course of business and consistent with past practice), (iv) except as may be required to comply with applicable Law, become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder, (v) make, by means of merger, consolidation or otherwise, any acquisition or disposition of securities or other assets (other than (1) in connection with cash management procedures in the ordinary course of business, (2) acquisitions or dispositions of assets not exceeding $500,000 in the aggregate or (3) capital expenditures of no more than $500,000 in the aggregate), (vi) make any commitment to make any capital expenditures or enter into any lease (other than sale/leaseback or build-to-suit transactions and renewals or extensions of leases executed in the ordinary course of the Company's business) requiring payments in excess of $500,000 in the aggregate, (vii) other than under the Company's existing lines or letters of credit, or in the ordinary course of business consistent with past practice, incur any indebtedness or enter into any letters of credit or capitalized leases in excess of $500,000 in the aggregate or make any loans, advances or capital contributions to, or investments in, any other person,
(viii) make any material tax election or settle or compromise any material Tax liability, (ix) modify, amend or terminate any material Contract to which the Company or any Subsidiary is a party or by which their respective assets are bound or waive, release or assign any rights or claims, other than in the ordinary course of business, (x) enter into any material Contract relating to the provision of services by the Company or the sale or marketing by third parties of the Company's or any Subsidiary's services other than in the ordinary course of business, (xi) accelerate the collection of receivables or delay the payment of payables, or (xii) authorize, recommend, propose or announce any intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     (c) The Company will cause its Subsidiaries to use reasonable efforts to maintain in full force and effect all of their presently existing policies of insurance or insurance comparable to the coverage afforded by such policies; provided, the Company shall not be required to consent to premium increases which the Board of Directors of the Company considers unreasonable, in which event the Company shall cause the Subsidiaries to substitute therefor policies with substantially similar terms and conditions.

     6.2. Meeting of Stockholders. The Company will take all action necessary in accordance with applicable Law and its Restated Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "Stockholder Meeting") to consider and vote upon the approval of the Merger as promptly as practicable. Except as otherwise required by its fiduciary duties under applicable law, the Board of Directors of the Company shall recommend and declare advisable such approval and the Company shall take all lawful action to solicit, and use its reasonable best efforts to obtain such approval.

     The Merger must be approved by the affirmative vote of a majority of the holders of the Class A Common Stock and the Convertible Preferred Stock, voting together as a single class, and the Convertible Preferred Stock and the Junior Preferred Stock, each voting separately as a class. If the holders of the Convertible Preferred Stock do not vote to approve the Merger, the Company will cause all such Convertible Preferred Stock to be redeemed prior to the Closing Date.

     6.3. Reasonable Efforts.

     (a) The Company and Investor shall: (i) promptly make their respective filings and thereafter make any other submissions required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and (ii) use their respective reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Investor will cooperate with and assist the Company in obtaining any federal or state regulatory approvals to the Merger. In addition, in the event of any action, suit, proceeding or investigation relating thereto or to the transactions contemplated by this Agreement, whether before or after the Effective Time, the parties hereto agree to cooperate and use all reasonable efforts to vigorously defend against and respond thereto.

     (b) The Company and its Subsidiaries shall cooperate with all sources of financing to Investor in connection with the Merger and the other transactions contemplated hereby, and shall take all reasonable steps as may be necessary or advisable with such sources of financing, including participating in "road shows" with respect to the issuance of securities in one or more private placements or transactions registered under the Securities Act and taking reasonable actions as may be necessary or advisable to consummate such financing transactions as contemplated by the Financing Letters.

     6.4. Notices and Consents. Without limiting the generality of the foregoing, each of the parties to this Agreement will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use all commercially reasonable efforts to obtain early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith.

     6.5. Access to Information. Upon reasonable notice and during reasonable business hours, the Company shall (and shall cause the Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Investor ("Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records (including, without limitation, the work papers of independent accountants) and, to its officers, accountants and agents. During such period, the Company shall (and shall cause the Subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested. Investor agrees that it will, and will cause its Representatives to keep any information obtained pursuant to this Section 6.5 confidential in accordance with the terms of the confidentiality agreement dated as of November 21, 1997, between the Company and Chase Capital Partners (the "Confidentiality Agreement").

     6.6. Publicity. Except as required by applicable Law, the parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and agree upon the text of any such press release or the making of such public announcement.

     6.7. Directors' and Officers' Indemnification and Insurance.

     (a) The Restated Certificate of Incorporation and Bylaws of the Company and its Subsidiaries shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the indemnification rights thereunder of individuals who at the Closing Date were directors, officers, agents or employees of either the Company or the Subsidiaries or otherwise entitled to indemnification pursuant to the Restated Certificate of Incorporation and/or Bylaws of the Company or its Subsidiaries (collectively, the "Indemnified Parties"). To the fullest extent required or permitted by applicable law, the Company or the Subsidiaries, as applicable, shall indemnify and hold harmless (and shall advance expenses to) the Indemnified Parties against and from all liability, losses, demands, claims, actions or causes of action, suits, proceedings, investigations, deficiencies, fines, penalties, costs, damages and expenses whatsoever, whether foreseeable or unforeseeable, including without limitation, all legal, accounting and other professional fees, or other amounts otherwise in connection with any matter above (a "Claim") based in whole or in part on the fact that such person is or was a director or officer of any of the Company or the Subsidiaries or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted by the DGCL. Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the foregoing provisions shall be made by independent legal counsel acceptable to both the Surviving Corporation and such Indemnified Party.

     (b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and/or the Subsidiaries (provided that the Surviving Corporation may substitute therefor policies of insurers with at least equal rating with at least the same coverage and amounts containing terms and conditions which are no less favorable to the beneficiaries thereof) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend annually pursuant to this Section 6.7(b) more than an amount equal to 200% of the current annual premiums paid by each of the Company and the Subsidiaries for such insurance.

     (c) This Section 6.7 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Investor, Newco, the Company and the Surviving Corporation.

     6.8. Representations and Warranties. Neither the Company, on the one hand, nor Investor and Newco on the other, will take any action (without the prior written consent of the other party hereto) that would cause any of the representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time.

     6.9. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Newco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Newco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company and Newco or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     6.10. Books and Records; Personnel. For a period of seven (7) years from the Closing, Investor shall, and shall cause the Surviving Corporation to, provide to any stockholder of the Company or the Subsidiaries ("Stockholders") for any purpose relating to such Stockholder's ownership of any securities of the Company or the Subsidiaries, access to the books and records of the Company or the Subsidiaries upon reasonable advance written notice during regular business hours for the sole purpose of obtaining information for use as aforesaid and will permit such Stockholder to make such extracts and copies thereof as may be necessary. Such Stockholder shall reimburse the Surviving Corporation for the reasonable out-of-pocket expenses incurred by it in performing the covenants contained in this Section 6.10.

     6.11. Litigation Support. In the event and for so long as any party actively is contesting or defending against any litigation against a third party in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Company and the Subsidiaries, each of the other parties shall cooperate with the defending or contesting party and its counsel in the defense or contest, all at the sole cost and expense of the defending or contesting party (unless the defending or contesting party is otherwise entitled to indemnification from the other party).

     6.12. Stockholders Agreement. Investor and the holders of the Retained Shares shall enter into the Stockholders Agreement in the form attached hereto as Exhibit C.

     6.13. Acquisition Proposals. From the date hereof until the Closing Date (or the earlier termination of this Agreement), the Company and its Subsidiaries will not, directly or indirectly through any officer, director, representative or agent of the Company or its Subsidiaries, or otherwise, (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person or group relating to any acquisition or purchase of assets of, or any equity interest in, the Company or its Subsidiaries or any tender or exchange offer, merger, consolidation, business combination, recapitalization, restructuring, spin-off, liquidation, dissolution or similar transaction, involving, directly or indirectly, the Company or its Subsidiaries (each an "Acquisition Proposal"),
(ii) continue, initiate or participate in any discussions or negotiations regarding any Acquisition Proposal or, other than furnishing information concerning the Company to (x) existing lenders to the Company and its Subsidiaries as required by existing agreements with such persons and (y) Investor or Newco or their representatives, furnish to any person information concerning the Company, any Subsidiary or any Acquisition Proposal, (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or enter into an Acquisition Proposal or (iv) accept, approve or authorize, or enter into any agreement, arrangement or understanding concerning, any Acquisition Proposal or dispose of any equity interest in the Company. The Company shall cause all of its agents, officers, directors, representatives and affiliates to abide by the terms of this Section 6.13.

     6.14. Cancellation of Stockholders' Agreement and Subscription Agreements. The Company shall use its commercially reasonable efforts to cause the parties to the Stockholders' Agreement (as described in Schedule 5.1(b)) to cancel such agreement (including the registration rights granted thereunder), and the Company shall cancel the Common Stock Subscription Agreements, the Management Common Stock Subscription Agreements, the Convertible Preferred Stock Subscription Agreement, and the Junior Preferred Stock Subscription Agreement (all as described in Schedule 5.1(b)), effective as of the Effective Time.

     6.15. Delivery of Financial Statements. The Company will use its reasonable best efforts to deliver the Company's March 1998 quarterly financial statements to Investor as soon as possible after the date hereof.

     6.16. Joinder Agreement. The Investor agrees to cause Newco to become a party to this Merger Agreement by executing and delivering the Joinder Agreement set forth in Schedule 6.16 prior to the Effective Time.

     6.17. Participation in Certain Resales.

     (a) Payment of Additional Consideration. If, on or prior to the first anniversary of the Closing Date, the Surviving Corporation shall consummate a Sale Transaction with a Designated Party, then the Surviving Corporation shall pay to the Paying Agent for distribution to the holders of the Company's Class A Common Stock, Convertible Preferred Stock and Options outstanding immediately prior to the Effective Time, the Applicable Percentage of the aggregate Investor Profit. Such amount shall be considered an increase in the Aggregate Merger Consideration, and shall be paid in the same form as the consideration received by the Company and/or the Investor in the Sale Transaction.

     (b) Termination of Obligations. The Surviving Corporation's obligations under this Section 6.17 shall terminate if the Surviving Corporation shall default under any of the financial covenants contained in the financing documents contemplated by the Financing Letters.

     (c) Defined Terms.

          (i) "Applicable Percentage" means (i) 50% if a Sale Transaction to a Designated Party is undertaken pursuant to an executed definitive purchase agreement within six months after the Closing Date and (ii) 33% if a Sale Transaction to a Designated Party is undertaken pursuant to an executed definitive purchase agreement after the six-month anniversary of the Closing Date and prior to the twelve-month anniversary of the Closing Date.

          (ii) "Sale Transaction" means a sale by the Surviving Corporation of all or substantially all of its assets or a sale of a majority of the outstanding common stock, by way of merger or otherwise, of the Surviving Corporation to one person or a group of related persons in a single transaction.

          (iii) "Designated Party" means any person that, as of the date in question, had aggregate revenues in such person's most recently completed 52-week period that are derived from the child care business in excess of the aggregate revenues of the Surviving Corporation in the Surviving Corporation's most recently completed 52-week period.

          (iv) "Investor Profit" means (i) the Per Share Sale Consideration less the Per Share Cost Basis, multiplied by (ii) the number of shares of common stock of the Surviving Corporation owned by the Investor immediately after the Effective Time.

          (v) "Per Share Sale Consideration" means the aggregate cash consideration plus the aggregate fair market value of all non-cash consideration (determined in good faith by the Board of Directors of the Surviving Corporation) which would have been received by the Investor in a Sale Transaction in respect of a share of common stock of the Surviving Corporation owned by the Investor but for the provisions of this Section 6.17.

          (vi) "Per Share Cost Basis" means the aggregate per share purchase price paid by the Investor in respect of a share of the Surviving Corporation's common stock, less all cash distributions received by the Investor prior to the consummation of any Sale Transaction in respect of a share of the Surviving Corporation's common stock.

     6.18. Cancellation of Outstanding Debt. Unless otherwise requested by Investor, the Company will cause all of the outstanding Debt to be redeemed, repaid, defeased, canceled or otherwise provided for on or prior to the Effective Time. Investor agrees that it shall cooperate with the Company to determine the most cost-efficient method for repaying, redeeming, defeasing, canceling or otherwise providing for such Debt.

                                   ARTICLE VII

                                   CONDITIONS

     7.1. Conditions to the Obligations of Investor and Newco. The obligations of Investor and Newco to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Investor or Newco to the extent permitted by applicable law.

     (a) Certificate. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are subject to "material adverse effect" qualifications or are otherwise qualified as to materiality, which shall be true and correct in all respects as stated)) when made and on and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except for (i) changes contemplated by this Agreement and the schedules hereto and (ii) those representations and warranties that address matters only as of a particular date (which will remain true and correct in all material respects as of that date)), the Company shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and Investor and Newco shall have received at the Effective Time a certificate to that effect dated the Effective Time and executed by the President of the Company.

     (b) Injunction. There shall be no action, suit or proceeding pending, or to the knowledge of the Company, investigation pending which seeks to restrain, prohibit or invalidate any material transaction provided for in this Agreement or to recover substantial damages or other substantial relief with respect thereto. There shall be in effect no preliminary or permanent injunction or other order of a Governmental Authority of competent jurisdiction directing that the transactions contemplated herein not be consummated.

     (c) Applicable Law. No Law shall have been enacted, entered or promulgated or enforced by any Governmental Authority that prohibits or restricts the consummation of the transactions contemplated hereby.

     (d) Governmental Filings and Consents. All notices and filings required to be made prior to the Effective Time by the Company or any Subsidiary with, and all governmental consents, approvals, authorizations or Permits required to be obtained prior to the Effective Time by the Company or any Subsidiary from, Governmental Authorities in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby shall have been made or obtained except for such filings and consents where the failure to make such filing or obtain such consent would not (either individually or in the aggregate) be reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation (assuming the Merger had taken place), and the waiting periods under the HSR Act shall have expired or been terminated.

     (e) Third Party Consents. All required authorizations, consents and approvals of, and any required notices to, any third party (other than a Governmental Authority or holders of Options referred to in Section 4.1(g)) shall have been made or obtained, other than the failure of which (either individually or in the aggregate) to obtain would not be reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation (assuming the Merger had taken place).

     (f) Consent of Option Holders. The Board of Directors of the Company shall have taken all necessary action to terminate the canceled Options in accordance with the terms of this Agreement, and the holders of canceled Options shall have consented to such termination.

     (g) Opinion of Counsel to the Company. Investor shall have received opinion of counsel to the Company dated the Closing Date and addressed to Investor, substantially in the form of Schedule 7.1(g) attached hereto.

     (h) Resignations of Directors. All of the directors of the Company and its Subsidiaries shall have resigned in writing, except as otherwise requested by Investor not less than ten (10) days prior to Closing.

     (i) Paying Agent Agreement. Investor shall have received the agreement, to be entered into by the Paying Agent and the parties hereto dated as of or prior to the Effective Date (the "Paying Agent Agreement") and duly executed by the Company and the Paying Agent.

     (j) Material Adverse Change. There shall not have occurred any event, and no condition or circumstance shall exist which has had or is reasonably likely to have a Material Adverse Effect on the Company or on the Surviving Corporation.

     (k) Transaction Related Expenses. The Company shall have delivered to Investor evidence reasonably satisfactory to Investor that all Transaction Related Expenses have been paid or are being paid simultaneously with the Closing.

     (l) Dissenters Shares. Holders of less than 5% of the outstanding Shares shall have validly elected to demand appraisal of their Shares pursuant to the DGCL.

     (m) Financing Letters. The conditions set forth in the Financing Letters shall have been satisfied or waived and the funding referred to therein shall be available to Investor on terms not materially less favorable to Investor than are set forth in such Financing Letters.

     (n) Cancellation of Stockholders' Agreement and Subscription Agreements. The Stockholders' Agreement and the Subscription Agreements referred to in
Section 6.14 hereof shall have been canceled as of the Effective Time.

     7.2. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

     (a) Certificate. The representations and warranties of Investor set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except for (i) changes contemplated by this Agreement and the schedules hereto and (ii) those representations and warranties that address matters only as of a particular date (which will remain true and correct as of that date)), Investor and Newco shall have performed in all material respects all of their obligations under this Agreement theretofore to be performed, and the Company shall have received at the Effective Time a certificate to that effect dated as of Effective Date and executed by an officer of Investor.

     (b) Injunction. There shall be no action or proceeding pending which seeks to restrain, prohibit or invalidate any material transaction provided for in this Agreement or to recover substantial damages or other substantial relief with respect thereto, which in the opinion of counsel satisfactory to the other party or parties hereto is likely to result in an order restraining, prohibiting or invalidating such material transaction or providing for the recovery of substantial damages or other substantial relief from the Company's stockholders. There shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated.

     (c) Governmental Filings and Consents. All governmental filings required to be made prior to the Effective Time by Investor or Newco with, and all governmental consents required to be obtained prior to the Effective Time by Investor or Newco from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by Investor and Newco and the consummation of the transactions contemplated hereby shall have been made or obtained except where the failure to make such filing or obtain such consent would not prevent the consummation of the transactions contemplated hereby, and the waiting periods under the HSR Act shall have expired or been terminated.

     (d) Opinion of Counsel to Investor and Newco. The Company shall have received the opinion of counsel to Investor and Newco dated the Closing Date and addressed to the Company and its stockholders, substantially in the form of
Schedule 7.2(d) attached hereto.


                                  ARTICLE VIII

                                   TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company, either by the mutual written consent of Investor, on the one hand, and the Company, on the other hand.

     8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Investor, on the one hand, or the Company, on the other hand, if:

          (i) the Closing shall not have been consummated by May 15, 1998, without liability to the terminating party on account of such termination; provided, that the right to terminate this Agreement under this Section 8.2(i) shall not be available to a party whose willful breach or violation of any representation, warranty or covenant under this Agreement has been a cause of or has resulted in the failure of the Closing to occur on or before such date;

          (ii) a court of competent jurisdiction or other governmental body shall have issued a final nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (iii) (A) the other party has breached in any material respect any representation or warranty contained in this Agreement, or (B) there has been a material breach of a covenant or agreement set forth in this Agreement on the part of the other party, which shall not have been cured (to the extent that such breach may be cured) within 15 business days following receipt by the breaching party of written notice of such material breach from the other party.

Any termination pursuant to this Section 8.2 shall be effected by written notice from the party so terminating to the other party, which notice shall specify the section of this Agreement pursuant to which this Agreement is being terminated and the basis therefor.

     8.3. Effect of Termination. In the event of the termination of this Agreement pursuant to this Article VIII, this Agreement shall immediately become void and have no effect, and there shall be no liability or obligation on the part of any party hereto or its affiliates, directors, officers or stockholders arising from the execution and delivery of this Agreement or its termination, except as otherwise expressly set forth in this Agreement; provided, however, that nothing herein shall relieve any party from liability for any material breach of this Agreement prior to termination.


                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1. Payment of Expenses. If the Merger is not consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If the Merger is consummated, the Surviving Corporation shall pay all the fees and expenses incurred by Investor in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     9.2. Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination hereof, including, without limitation, those provided for in Article IV or in Sections 6.6, 6.7, 6.9, 6.10, 6.11, 6.12, 6.17, 6.18, 8.3, 9.1 and 9.2.

     9.3. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which adversely changes the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of the Company's stockholders in accordance with the Company's Restated Certificate of Incorporation and the DGCL.

     9.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     9.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

                 (a)      If to the Company, to

                          Vestar/LPA Investment Corp.
                          1225 17th Street
                          Suite 1660
                          Denver, CO  80202
                          Attention: James P. Kelley, Managing Director
                          Facsimile: (303) 292-6639

                          and

                          La Petite Academy, Inc.
                          14 Corporate Woods
                          8717 West 110th Street, Suite 300
                          Overland Park, KS  66210
                          Attention:  James R. Kahl, President
                          Facsimile:  (913) 345-9601

                          with a copy to counsel to the Company:

                          Shook, Hardy & Bacon L.L.P.
                          1200 Main Street
                          Suite 3100
                          Kansas City, Missouri 64105
                          Attn:  Jennings J. Newcom, Esq.
                          Facsimile:  (816) 421-5547

                          and

                          Kirkland & Ellis
                          655 15th Street, N.W., Suite 1200
                          Washington, D.C.  20005-5793
                          Attention:  Jack M. Feder, Esq.
                          Facsimile:  (202) 879-5200

                 (b)      If to Investor:

                          LPA Investment LLC
                          c/o Chase Capital Partners
                          380 Madison Avenue, 12th Floor
                          New York, NY  10017
                          Attention:  Stephen Murray
                          Facsimile:  (212) 622-3101

                          with a copy to:

                          O'Sullivan Graev & Karabell, LLP
                          30 Rockefeller Plaza
                          New York, NY  10112
                          Attention:  John J. Suydam, Esq.
                          Facsimile:  (212) 728-5950

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

     9.8. Entire Agreement; Assignment. This Agreement and the other agreements referred to herein (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written or oral, among the parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of Law or otherwise, except that Investor may assign this Agreement to one of its Affiliates with the prior written consent of the Company.

     9.9. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.7 shall inure to the benefit of and be enforceable by the Indemnified Parties.

     9.10. Transfer Taxes. The Surviving Corporation shall pay: (a) any and all stock transfer or stamp taxes or similar charges required (or which may, in the future, be required) by federal, state or local authorities upon, or by virtue of, the cancellation or conversion of Shares or Options pursuant to this Agreement, and (b) any and all real or personal property transfer or sales taxes, gains taxes or similar charges (other than taxes or charges based on, or measured by, income) required (or which may, in the future, be required) by federal, state or local authorities solely upon, or by virtue of, the cancellation or conversion of Shares or Options pursuant to this Agreement. Investor or Newco shall timely prepare and file all returns and reports with respect to such taxes or charges and shall cause all such taxes or charges due and owing to be paid to the appropriate taxing authorities.

     9.11. Certain Definitions. As used herein:

     (a) The term "subsidiary" shall mean, when used with reference to any entity, any person, any other person a majority of the outstanding voting securities of which are owned directly or indirectly by such person.

     (b) "Governmental Authority" shall mean any federal, state or local government and any court, tribunal, administrative agency, arbitrative agency, commission or other governmental or regulatory authority or agency.

     (c) "Law" shall mean any applicable federal, state or local law, statute, treaty, rule, directive, regulation, ordinances, restrictions and similar provisions having the force or effect of law or an order, decree, injunction or writ of any Governmental Authority.

     (d) The term "to the Company's knowledge" shall mean the knowledge of the executive officers of the Company and its Subsidiaries.

     (e) "Material Adverse Effect" with respect to the Company shall mean any change in or effect on the Company and the Subsidiaries that would be materially adverse to the business, operations, properties, assets, liabilities or financial condition of the Company and the Subsidiaries taken as a whole other than such effects attributable to general economic conditions.

     (f) "Material Adverse Effect" with respect to the Surviving Corporation shall mean any change in or effect on the Surviving Corporation and its subsidiaries that would be materially adverse to the business, operations, properties, assets, liabilities or financial condition of the Surviving Corporation and its subsidiaries (assuming consummation of the Merger) taken as a whole other than such effects attributable to general economic conditions.

     (g) "person" shall mean an individual, corporation, general, limited or limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

                  9.12. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

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

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto and shall be effective as of the date first hereinabove written.

                                           LPA INVESTMENT LLC



                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:




                                           VESTAR/LPA INVESTMENT CORP.



                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:



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